AMENDMENT NO. 17

TO

MASTER INVESTMENT ADVISORY AGREEMENT

This Amendment dated as of June 1, 2016, amends the Master Investment Advisory Agreement (the “Agreement”), dated June 1, 2000, between AIM Investment Securities Funds (Invesco Investment Securities Funds), a Delaware statutory trust, and Invesco Advisers, Inc., a Delaware corporation.

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to permanently reduce the advisory fee payable by Invesco Money Market Fund;

NOW, THEREFORE, the parties agree that:

1.	Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:

“APPENDIX A

FUNDS AND EFFECTIVE DATES

Name of Fund	Effective Date of Advisory Agreement

Invesco Global Real Estate Fund	April 29, 2005

Invesco High Yield Fund	June 1, 2000

Invesco Short Duration Inflation Protected Fund	June 1, 2000

Invesco Money Market Fund	June 1, 2000

Invesco Real Estate Fund	October 29, 2003

Invesco Short Term Bond Fund	August 29, 2002

Invesco U.S. Government Fund	June 1, 2000

Invesco Corporate Bond Fund	February 12, 2010

APPENDIX B

COMPENSATION TO THE ADVISOR

The Trust shall pay the Adviser, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.

Invesco Global Real Estate Fund
Invesco Real Estate Fund

Net Assets	Annual Rate

First $250 million	0.75%
Next $250 million	0.74%
Next $500 million	0.73%
Next $1.5 billion	0.72%
Next $2.5 billion	0.71%
Next $2.5 billion	0.70%
Next $2.5 billion	0.69%
Over $10 billion	0.68%

Invesco High Yield Fund

Net Assets	Annual Rate

First $200 million	0.625%
Next $300 million	0.55%
Next $500 million	0.50%
Over $1 billion	0.45%

Invesco Short Duration Inflation Protected Fund

Net Assets	Annual Rate

First $500 million	0.20%
Over $500 million	0.175%

Invesco Money Market Fund

Net Assets	Annual Rate

All Assets	0.15%

Invesco Short Term Bond Fund

Net Assets	Annual Rate

First $500 million	0.350%
Next $500 million	0.325%
Next $1.5 billion	0.300%
Next $2.5 billion	0.290%
Over $5 billion	0.280%

Invesco U.S. Government Fund

Net Assets	Annual Rate

First $200 million	0.50%
Next $300 million	0.40%
Next $500 million	0.35%
Next $19.5 billion	0.30%
Over $20.5 billion	0.24%

Invesco Corporate Bond Fund

Net Assets	Annual Rate

First $500 million	0.42%
Next $750 million	0.35%
Over $1.25 billion	0.22%”

2.	In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.

AIM INVESTMENT SECURITIES FUNDS (INVESCO INVESTMENT SECURITIES FUNDS)

Attest:		By:
	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

INVESCO ADVISERS, INC.

Attest:		By:
	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

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